Exhibit 99.1

Four Oaks Fincorp, Inc. Sets Date of 2016 Annual Meeting

FOUR OAKS, N.C.--(BUSINESS WIRE)--March 1, 2016--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company, today announced that it will be holding its Annual Meeting of Shareholders on Monday, May 23, 2016. Shareholders of record at the close of business on Tuesday, March 22, 2016 will be entitled to notice of and to vote at the Annual Meeting.

In accordance with Rule 14a-5(f) of the Securities Exchange Act of 1934, as amended, the Company has determined that, for director nominations or other business to be brought before the Annual Meeting by a shareholder (other than by submitting a proposal for inclusion in the Company’s proxy statement) to be considered timely, written notice must be received by the Company at its principal executive offices by the close of business on Friday, March 18, 2016. Shareholder nominations and other notices should be directed to the attention of Ayden R. Lee, Jr., Four Oaks Fincorp, Inc., P.O. Box 309, Four Oaks, North Carolina 27524. Such notice should set forth: (i) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (ii) the name and record address of the shareholder, the class and number of shares of our capital stock that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.

With $691.2 million in total assets as of December 31, 2015, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer
Deanna W. Hart, Executive Vice President and Chief Financial Officer
919-963-2177